EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Announces Passing of General William E. Odom, Chairman of the Board

Board of Directors Appoints Denis R. Brown as Chairman

BILLERICA, Mass. – June 3, 2008 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®) regretfully announces the passing of its Chairman, Lieutenant General William E. Odom. General Odom, aged 75, was elected to American Science and Engineering Inc.’s Board of Directors in September, 1996 and appointed Chairman in September, 1998.

In a meeting held yesterday, AS&E’s Board of Directors named current Board member, Denis R. Brown, as its new Chairman, pursuant to an existing succession plan.

“General Odom’s sudden and unexpected passing fills us with great sadness. We extend our deepest condolences to his wife and family,” said Anthony Fabiano, AS&E’s CEO and President. “He has left all who have known and worked with him a great legacy of vibrant, wise, and spirited leadership. As Chairman for the past ten years, General Odom deftly steered the Company through pivotal times and his significant contributions made a very positive impact on Company performance.”

General William E. Odom’s time on AS&E’s Board was part of a long and distinguished professional and military career. His military service spanned 34 years as an officer in the U.S. Army, retiring as a three-star Lieutenant General. General Odom served as Director of the National Security Agency during the Reagan administration, and was a senior fellow for the Hudson Institute in Washington, D.C.

“As a member of the Board of Directors, I was privileged to have had the opportunity to serve with General Odom during the past four years,” said Denis R. Brown, AS&E’s newly appointed Chairman of the Board. “Bill Odom’s astute counsel and tremendous vitality will be sadly missed by all who knew him.”

Roger Heinisch, a long-standing member of AS&E’s Nominating and Corporate Governance Committee commented, “We are fortunate to have someone with Denis’ extensive leadership credentials prepared to serve as Chairman. His substantial experience working in defense technology and commercial manufacturing, as well as his outstanding leadership abilities will continue to be of great benefit to AS&E. I speak for the entire Board when I express enthusiasm for working closely with Denis as our Chairman, to continue our collective efforts to execute AS&E’s strategic plan to develop innovative world-class security detection solutions.”

Currently, Mr. Brown is a private investor and advisor to a start-up software company serving the idea management market. He was Chairman and CEO of Pinkerton’s, Inc. from 1994 to 1999. From 1992 to 1996, Mr. Brown served as Chairman and principal owner of Engineering Technical Services (ETS). He has also served in the capacity of Chairman and CEO at Concurrent Computer Corporation from 1990 to 1993, and as President and CEO at Penn Central Industries, Inc. from 1985 to 1990. From 1970 to 1985, Mr. Brown served as President of the Defense Communications Division and then as Corporate Vice President and Group Executive, Defense Space Group for ITT Corporation. In addition, he served as a U.S. Naval Officer from 1962 to 1969.

Mr. Brown has served on the Boards of Securitas A.B., Pinkerton’s, Farr Corporation, Calmat Corporation, Concurrent Computer Corporation and ETS. Mr. Brown holds a bachelor’s degree in Slavic Languages from the University of California and a bachelor’s degree in Communications Engineering from the U.S. Naval Postgraduate School in Monterrey, California.

– continued –

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), Royal Thai Police, HM Revenue & Customs (U.K.) and Hong Kong Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

30